Exhibit 99.1

DRI Corporation Posts First Quarter 2011 Results

Gross Margins Improving

DALLAS--(BUSINESS WIRE)--May 16, 2011--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that it posted net sales of $19.1 million and a net loss of $680 thousand, or 6 cents per basic and diluted common share outstanding, for the period ended March 31, 2011. These results compare to net sales of $22.1 million and a net loss of $995 thousand, or 8 cents per basic and diluted common share outstanding, for first quarter 2010. Basic and diluted weighted-average shares outstanding were 11.9 million for the reporting period, as compared to 11.8 million a year ago.

David L. Turney, the Company’s Chairman of the Board and Chief Executive Officer, said: “First quarter 2011 revenues were lower than first quarter 2010 revenues due to heavily concentrated sales activity in India during the same period last year. Gross margins improved in most of our business units. Selling, general and administrative expense percentage ratios were up due to calculations involving revenue volume; however, even inclusive of an upward, period-over-period push from currency exchange rates, the actual SG&A dollar amount was essentially flat.”

Earlier today, the Company filed with the U.S. Securities and Exchange Commission a Quarterly Report on Form 10-Q for the period ended March 31, 2011.

ORDER FLOW

“Overall, our order flow for first quarter 2011 was good -- although it initially moved upward at a slower rate than we had expected. Presently, the Company’s order flow is consistent with management’s projections for fiscal year 2011,” Mr. Turney said.

U.S. Transit Market

“As mentioned previously, we have had concerns about the U.S. transit market since the latter part of fiscal year 2010 and continuing in first half of fiscal year 2011. We did factor our concerns into our planning for fiscal year 2011 and the first quarter’s results came in only moderately less than our expectations. However, we believe the U.S. transit market continues to be impacted by the inability of the U.S. Congress and the Obama administration to pass replacement legislation for the now expired Safe, Accountable, Flexible, Efficient Transportation Equity Act: A Legacy for Users (“SAFETEA-LU”) legislation. Although federal legislators have extended SAFETEA-LU funding through the end of September 2011, we believe the lack of passage of a well-funded, six-year, multi-modal surface transportation authorization bill remains troublesome for the U.S. public transportation industry as a whole -- although the impact of the stalled new funding legislation appears to have lessened to some extent in terms of our present domestic order flow. We continue to believe that long-term federal funding legislation to replace SAFETEA-LU is not likely to occur until 2012 or after,” Mr. Turney said.

International Transit Markets

“Removing the distortion caused by India’s exceptionally high revenues during first quarter 2010, our international business continued to grow in first quarter 2011. Our present outlook indicates our international business, viewed on that basis, will likely continue to grow throughout fiscal year 2011; however, India is progressing slower than we expected,” Mr. Turney said.

FISCAL YEAR 2011 OUTLOOK

“We expect to see market recovery as we proceed through fiscal year 2011. We also expect fiscal year 2011 revenue to exceed that of fiscal year 2010. We project a moderate increase in fiscal year 2011 gross margins primarily due to ongoing cost reduction initiatives and reduction of component pricing resulting from leveraging on combined higher volume purchasing,” Mr. Turney said.

CONFERENCE CALL INFORMATION

Management will discuss first quarter 2011 results during an investors’ conference call on May 18, 2011, at 11 a.m. (Eastern).

  To participate in the live conference call, dial one of the following telephone numbers approximately five minutes prior to the start time: domestic, (800) 853-3895; or international, (334) 323-7224. The confirmation code is “DRI.”
  Telephone replay will be available through June 30, 2011, via the following telephone numbers: domestic, (877) 870-5176; or international, (858) 384-5517. The replay passcode is 13033.
  To participate via webcast, go to http://viavid.net/dce.aspx?sid=000086E2. The webcast will be archived until Aug. 16, 2011.

MARK YOUR CALENDAR

  On June 17, 2011, the Company will hold its Annual Meeting of Shareholders at The Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240. Registration will begin at 8 a.m. (Central) and the business meeting will commence at 8:30 a.m. (Central). Shareholders of record at the close of business on April 28, 2011, are entitled to receive notice of, and to vote at, the Annual Meeting of Shareholders and any adjournment thereof; materials were mailed May 6, 2011.
  On or about Aug. 15, 2011, the Company plans to file with the SEC a Form 10-Q for the quarter ended June 30, 2011.
  On or about Aug. 16, 2011, management plans to review second quarter 2011 results during an investors’ conference call.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. We manufacture, sell and service Mobitec® and TwinVision® electronic information display systems and Digital Recorders® engineered systems. These proprietary systems and other related products and services help increase the mobility, flow, safety and security of public transportation agencies and their passengers. From our inception in 1983 through our fiscal year-end on Dec. 31, 2010, we’ve grown our product installations to include public transit fleets in more than 50 countries, our annual sales revenues to $87.3 million, and our global workforce to 275 people. We presently have operations and/or sales offices in Australia, Brazil, Germany, Singapore, Sweden and the United States, a joint venture in India, and corporate administrative offices in Dallas, Texas. We also are expanding into Russia. The next time you see a bus, think of us.SM For more information, visit www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the Company’s and/or management’s expectations for: the timing or amount of future revenues; profitability; business and revenue growth trends; impact of cost reduction initiatives; impact of the global economic slowdown on served markets and operations; status of U.S. federal funding legislation for public transportation; fiscal year 2011 outlook; assessment of strategic alternatives; increasing shareholder value; plans regarding the Company’s Strategic Business Plan; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that the Company’s and/or management’s expectations may not prove accurate over time for: the timing or amount of future revenues; profitability; business and revenue growth trends; impact of cost reduction initiatives; impact of the global economic slowdown on served markets and operations; status of U.S. federal funding legislation for public transportation; fiscal year 2011 outlook; assessment of strategic alternatives; increasing shareholder value; plans regarding the Company’s Strategic Business Plan; as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K as filed April 15, 2011 and Quarterly Report on Form 10-Q as filed May 16, 2011, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)
	March 31, 2011 (Unaudited)	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$1,377	$1,391
Trade accounts receivable, net	16,801	15,678
Current portion of note receivable	86	86
Other receivables	259	300
Inventories, net	15,211	15,134
Prepaids and other current assets	1,135	1,389
Deferred tax assets, net	676	613
Total current assets	35,545	34,591

Property and equipment, net	1,378	1,388
Software, net	6,214	5,757
Goodwill	11,149	10,398
Intangible assets, net	662	651
Other assets	918	1,045
Total assets	$55,866	$53,830

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Lines of credit	$9,711	$8,454
Loans payable	362	442
Current portion of long-term debt	961	944
Current portion of foreign tax settlement	477	550
Accounts payable	9,559	8,703
Accrued expenses and other current liabilities	5,651	6,354
Preferred stock dividends payable	124	19
Total current liabilities	26,845	25,466

Long-term debt and capital leases, net	6,085	6,239

Deferred tax liabilities, net	87	84

Liability for uncertain tax positions	891	723

Commitments and contingencies

Shareholders' Equity
Series K redeemable, convertible preferred stock, $0.10 par value,
liquidation preference of $5,000 per share; 475 shares authorized; 439 shares issued and outstanding at March 31, 2011 and December 31, 2010; redeemable at the discretion of the Company at any time.	1,957	1,957
Series E redeemable, nonvoting, convertible preferred stock, $0.10 par value,
liquidation preference of $5,000 per share; 80 shares authorized; 80 shares issued and outstanding at March 31, 2011 and December 31, 2010; redeemable at the discretion of the Company at any time.	337	337
Series G redeemable, convertible preferred stock, $0.10 par value,
liquidation preference of $5,000 per share; 725 shares authorized; 536 shares issued and outstanding at March 31, 2011 and December 31, 2010; redeemable at the discretion of the Company at any time.	2,398	2,398
Series H redeemable, convertible preferred stock, $0.10 par value,
liquidation preference of $5,000 per share; 125 shares authorized; 76 shares issued and outstanding at March 31, 2011 and December 31, 2010; redeemable at the discretion of the Company at any time.	332	332
Series AAA redeemable, nonvoting, convertible preferred stock, $0.10 par value,
liquidation preference of $5,000 per share; 166 shares authorized; 166 shares issued and outstanding at March 31, 2011 and December 31, 2010; redeemable at the discretion of the Company at any time.	830	830
Common stock, $0.10 par value, 25,000,000 shares authorized; 11,858,270 and
11,838,873 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively.	1,186	1,184
Additional paid-in capital	30,320	30,374
Accumulated other comprehensive income - foreign currency translation	4,444	3,180
Accumulated deficit	(20,627)	(20,121)
Total DRI shareholders' equity	21,177	20,471
Noncontrolling interest - Castmaster Mobitec India Private Limited	781	847
Total shareholders' equity	21,958	21,318
Total liabilities and shareholders' equity	$55,866	$53,830

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2011	2010

Net sales	$19,089	$22,129
Cost of sales	12,957	16,805
Gross profit	6,132	5,324

Operating expenses
Selling, general and administrative	6,027	5,981
Research and development	156	108
Total operating expenses	6,183	6,089

Operating loss	(51)	(765)

Other income (loss)	2	(1)
Foreign currency gain (loss)	(289)	89
Interest expense	(381)	(360)
Total other income and expense	(668)	(272)

Loss before income tax benefit	(719)	(1,037)

Income tax benefit	147	252

Net loss	(572)	(785)

Less: Net (income) loss attributable to noncontrolling interest, net of tax	66	(102)

Net loss attributable to DRI Corporation	(506)	(887)

Provision for preferred stock dividends	(174)	(108)

Net loss applicable to common shareholders of DRI Corporation	$(680)	$(995)

Net loss per share applicable to common shareholders of DRI Corporation
Basic and diluted	$(0.06)	$(0.08)

Weighted average number of common shares outstanding
Basic and diluted	11,851,804	11,753,359

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com